Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into as of August 5, 2022 and effective as of the Commencement Date (as defined below) by and between Compass Minerals International, Inc., a Delaware corporation (“Company”), and Kevin S. Crutchfield (“Executive”).

WHEREAS, Company and Executive previously entered into that certain Employment Agreement dated April 19, 2019 (the “Prior Agreement”);

WHEREAS, Company desires to amend and restate the terms of the Prior Agreement as set forth herein; and

WHEREAS, Executive is willing to continue to render services to Company on the terms and conditions set forth herein with respect to such employment;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, Company and Executive agree as follows:

1.Employment. Company hereby agrees to continue to employ Executive as President and Chief Executive Officer (“CEO”) upon the terms and conditions set forth herein, which employment Executive hereby accepts. In addition, Executive shall continue to serve on Company’s Board of Directors (“Board”) as of the Commencement Date (as defined below); provided, however, that the termination of Executive’s employment with Company for any reason shall automatically result in Executive’s resignation from the Board and any director or officer role he has with Company’s subsidiaries or related entities.

2.Exclusive Services. Executive shall devote substantially all of his working time to the business of Company during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of Company’s Board; provided, however, that this Section 2 shall not prevent Executive’s involvement in civic/charitable activities and management of his personal investments that do not interfere with performance of his duties (as described herein). In addition, Executive shall be permitted to serve on up to one (1) non-competitive for-profit board, subject to the approval of the Board which approval shall not be unreasonably withheld.

3.Duties. Company shall continue to employ Executive as President and CEO of the Company, in which position Executive shall perform for or on behalf of Company such duties as are customary of Company’s President and CEO and such other duties as Company’s Board shall reasonably assign from time to time in its discretion and that are consistent with such position; shall render his services at the principal business offices of Company in Overland Park, Kansas, unless otherwise agreed in writing between Company’s Board and Executive; provided, however, that Executive shall be permitted to work remotely in his reasonable, good faith discretion, subject to the business needs of the Company; provided, that any travel expenses associated with such remote work shall be borne solely by Executive. Executive shall perform such duties in accordance with Company’s policies and practices, including but not limited to its employment policies and practices, and subject only to such reasonable limitations, instructions, directions, and control, consistent with such position, as Company’s Board may specify from time to time in its discretion; provided, however, that Executive’s performance of his duties hereunder shall at all times be subject to Section 9.

4.Term. This Agreement shall begin on August 5, 2022 (“Commencement Date”) and shall terminate on May 31, 2025 (“Initial Term”), but shall extend automatically for successive one-year periods (each a “Renewal Term”) unless, not later than sixty days before expiration of the Initial Term or any Renewal Term, Company or Executive provides the other party with written notice to the contrary (a “Nonrenewal”). For the avoidance of doubt, any Nonrenewal by the Company shall be treated as a termination of Executive’s employment by the Company other than for Cause under the Change in Control Severance Agreement.

5.Compensation. As compensation for services rendered under this Agreement, Executive shall receive the following:

a.Base Salary. Initially, Company shall pay Executive a base salary (“Base Salary”) of $1,124,000 per year, payable in accordance with Company’s regular payroll schedule, less applicable deductions and withholdings.

Company (1) shall review Executive’s Base Salary at least annually for increase and (2) may increase Executive’s Base Salary at any time in its discretion. The Base Salary shall not be decreased for any reason without Executive’s express written consent, except as permitted by clause (ii) of the definition of “Good Reason” below.

b.Annual Bonus. Executive shall be eligible to receive an annual bonus from Company pursuant to an annual performance based incentive compensation program to be established by the Board (in consultation with Executive), with Executive’s annual target per fiscal year to be no less than 150% of Executive’s then Base Salary (the “Target Bonus”). Payment of any bonus described in this Section 5.b. shall be according to the established plan or program and subject to Executive’s continued employment by Company through the date the bonus is paid pursuant to the annual incentive compensation program. With respect to fiscal year 2022, Executive’s annual bonus shall not be subject to pro ration and his Base Salary for calculation purposes shall be based upon a full fiscal year Base Salary.

c.Long Term Incentives. Executive shall be entitled to equity-based compensation awards that Company extends generally from time to time to its executives, subject to the terms and conditions of any respective equity-based compensation plans and award agreements and the provisions of this Agreement. Executive’s annual target long term equity award amount will be no less than 350% of Executive’s then Base Salary; subject to annual review in future years by the Company’s compensation committee as part of its customary compensation review process.

d.Attorney Expenses. Upon the Executive’s submission of appropriate itemized proof and verification of reasonable and customary legal fees incurred by the Executive in obtaining legal advice associated with the review, preparation, approval, and execution of this Agreement, the Company shall reimburse the Executive for up to $15,000 in the aggregate for all such legal fees no later than ninety (90) days following receipt of an invoice for legal services from Executive and/or the Executive’s attorneys.

e.Performance Incentive. As a performance incentive, the Company shall grant Executive a performance stock unit (“PSU”) incentive award (the “Performance Award”) on the Commencement Date with respect to a number of shares of the Company’s common stock equal to $2,500,000 divided by the closing stock price of the Company’s common stock on the date of grant (or, if such date is not a trading day, the closing stock price on the immediately preceding trading day) (such target number of PSUs, the “Target PSUs”). The Performance Award shall be eligible to vest on May 31, 2025 (the period beginning on the Commencement Date and ending on May 31, 2025, the “Performance Period”) based on the achievement of the performance conditions set forth on Exhibit A attached hereto.

6.Benefits. In addition to the compensation pursuant to Section 5 hereof, Executive shall be entitled to or eligible for the following:

a.Participation in Employee Plans. Executive shall be entitled to participate in any health, disability, and group term life insurance plans; in salary deferrals plan(s); in any pension, retirement, or profit sharing plans; in any annual executive bonus or other compensation plans; and/or in any other perquisites and benefit plans that Company extends generally from time to time to its executives. In addition, Executive shall be entitled to (i) an “executive physical,” for which Company, at Executive’s election, will either pay directly or reimburse Executive and (ii) annual reimbursement for supplemental life insurance for himself up to $2,000,000; provided that in no case shall the Company’s financial obligation pursuant to this clause (ii) exceed $25,000 per year. Payments or reimbursements made by Company pursuant to clause (ii) of the preceding sentence shall be made within 60 days of Company’s receipt of an invoice or other evidence of request for payment provided by the insurance provider to Executive. In the event that Executive’s employment by Company is terminated, Company shall have no further obligation pursuant to such clause (ii).

b.Vacation. Executive shall be entitled to up to 5 weeks of paid vacation annually.

7.Reimbursement of Expenses. Subject to such rules and procedures as Company from time to time adopts or specifies, Company shall reimburse Executive for reasonable business expenses properly incurred in the performance of his duties under this Agreement.

8.Ancillary Agreements Incorporated. Executive hereby acknowledges and agrees that the compensation and benefits set forth in this Agreement are in consideration for his continued compliance with the terms and conditions of (i) that certain Restrictive Covenant Agreement, by and between Company and Executive, dated May 15, 2020 (the “Restrictive Covenant Agreement”), (ii) that certain Change in Control Severance Agreement, by and between Company and Executive, dated May 15, 2020 (the “Change in Control Severance Agreement”) and (iii) that certain Confidentiality and Invention Assignment Agreement, by and between Company and Executive, dated April 19, 2019 (the “Confidentiality Agreement” and, together with the Restrictive Covenant Agreement and the Change in Control Severance Agreement, the “Ancillary Agreements”), each of which remain in full force and effect. Executive shall comply with the terms of each Ancillary Agreement in all respects, each of which is incorporated by reference herein, and all references to the Prior Agreement in any of the Ancillary Agreements shall hereinafter be considered to be references to this Agreement (and, for the avoidance of doubt, this Agreement shall be considered an amendment in writing signed by both parties for purposes of each Ancillary Agreement).

9.Termination. This Agreement may be terminated as follows:

a.This Agreement and Executive’s employment hereunder shall automatically terminate in the event of Executive’s Death or Disability.

b.Company may terminate this Agreement and Executive’s employment hereunder at any time, with or without Cause, upon written notice to Executive. Executive may terminate this Agreement and his employment hereunder at any time (including for voluntary retirement), without Good Reason, upon 30 days written notice to Company (for which notice period Executive shall be compensated even if Company relieves Executive of his duties during such period), or pursuant to the Good Reason procedure set forth in Section 9(c)(3) below.

c.For purposes of this Agreement

(1) “Disability” shall mean the Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that lasts for more than one hundred and eighty (180) consecutive days.

(2) “Cause” means any of the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude; (ii) indictment of Executive for a felony or misdemeanor under the federal securities laws; (iii) willful misconduct or gross negligence in connection with Executive’s duties to the Company resulting in material harm to Company; (iv) willful breach of Executive’s duties or responsibilities herein or in any Ancillary Agreement; (v) fraud, embezzlement, theft, or material dishonesty against Company or any Subsidiary, or (vi) willful violation of a policy or procedure of Company, resulting in any case of this clause (vi) in material harm to Company. For purposes of this Section, “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of Company or its affiliates. Company must notify Executive in writing of any event constituting Cause within 90 days following Company’s knowledge of its existence and provide him with the reasonable opportunity to be heard before the Board (with Executive’s counsel present) or such event shall not constitute Cause under this Agreement. Any determination as to whether or not Cause exists for termination of Executive’s employment shall be made on the Company’s behalf by the Board. For purposes of the Ancillary Agreements, the definition of “Cause” set forth herein shall control.

(3) Executive shall have “Good Reason” to terminate this Agreement and his employment hereunder in the event of: (i) a material adverse change in Executive’s duties, title, position, authority, reporting or responsibilities (including failure to nominate to the Board or removal from the Board); provided, however, that, a modification to (including, without limitation, a divestiture of) a portion of the Company’s overall businesses shall not in and of itself constitute a change in Executive’s duties, authority, or responsibilities; (ii) any reduction in Executive’s annual base salary or annual target or maximum bonus opportunity; provided, however, that Good Reason shall not include such a reduction of less than 5% that is part of an across-the-board reduction applicable to Company’s executive employees; (iii) Company’s (A) relocation of Executive more than 50 miles from Executive’s primary office location and more than 50 miles from Executive’s principal residence or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately before a Change in Control (as defined in the Change in Control Severance Agreement); (iv) a reduction of more than 10% in the aggregate benefits provided to Executive under the Company’s employee benefit plans, including but not limited to any “top hat” plans designated for key employees, in which Executive is participating; provided, however, that Good Reason shall not include such a reduction that is part of an across-the-board reduction applicable to Company’s executive employees; provided, further, that any reduction of benefits provided specifically by this Agreement shall be Good Reason; (v) any purported termination of Executive’s employment that is not effectuated for “Cause”; (vi) the failure of the Company to obtain an assumption agreement for this Agreement from any successor after a Change in Control; or (vii) any material breach by the Company of this Agreement, any Ancillary Agreement, or any material compensation agreement. To terminate employment with Good Reason, (x) Executive must notify the Company, in accordance with Section 13, within 90 days following Executive’s knowledge of an event constituting Good Reason, (y) Company must fail to cure such event within 30 days following receipt of such notice and (z) Executive must terminate employment within 90 days of Company’s failure to cure such event. For the purposes of the Ancillary Agreements, the definition of “Good Reason” set forth herein shall control.

(4) “Qualified Retirement” means the termination of the Executive’s employment hereunder as a result of the Executive’s retirement no earlier than the end of the Initial Term following no less than six (6) months’ advance written notice to the Company, during which notice period the Executive will, in addition to the continued performance of Executive’s ordinary job duties under this Agreement, reasonably assist the Company in the transition of the Executive’s responsibilities to a new Chief Executive Officer. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or the Change in Control Severance Agreement, a Qualified Retirement will not constitute a “Qualifying Termination” under the Change in Control Severance Agreement.

10.Severance. In the event of a termination of this Agreement under Section 9, the following shall apply:

a.If this Agreement and Executive’s employment hereunder terminates as a result of Executive’s Disability or death, then Company shall pay or provide to Executive (or Executive’s estate, as applicable) the following: (i) his Base Salary through the date Executive’s employment with Company ceases (the “Date of Termination”) not theretofore paid, (ii) any amount or benefit arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements of the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, including payment of accrued vacation, (iii) reimbursement for business expenses properly incurred through the Date of Termination, payable pursuant to Company expense policy; (the amounts and benefits in (i), (ii) and (iii), the “Accrued Benefits”); (iv) pro rata Target Bonus for the fiscal year of termination of employment, based upon the number of days Executive was employed by the Company in the fiscal year of termination (the “Pro Rata Bonus”), with the amounts in clauses (i) through (iv) payable no later than the 60th day following the Date of Termination, (v) any unpaid annual bonus with respect to a performance period ending on or preceding the Date of Termination that would have been payable had Executive remained employed by the Company through the ordinary payment date for such annual bonus (the “Accrued Bonus”), payable at the same time as annual bonuses for such performance period are paid to similarly situated employees, and (vi) continued participation in the Company’s then applicable health care plan for Executive and his covered dependents at the then regular employee contribution rate for the period that the Executive is eligible for disability benefits under the applicable Company plan or, in the event of Executive’s death, for 18 months; provided that, if Executive (or his dependents) cannot continue to participate in Company plans providing such benefits, then Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

b.If Company terminates this Agreement and Executive’s employment hereunder without Cause or if Executive terminates this Agreement and Executive’s employment hereunder with Good Reason or as the result of a Qualified Retirement or in the event of a Nonrenewal by the Company, then the Company shall pay or provide to Executive the following: (i) the Accrued Benefits; (ii) the Pro Rata Bonus; (iii) an amount equal to (A) continuation of the Base Salary for 24 months from the Date of Termination and (B) 2 times the Target Bonus, with the amounts in clauses (i) through (iii) payable no later than the 60th day following the Date of Termination; (iv) reimbursement, up to a maximum of 18 months, for premium payments for any COBRA (Consolidated Omnibus Reconciliation Act of 1985, as amended) coverage Executive elects, if any, commencing no later than the 60th day following the Date of Termination (with catch-up for all previously unpaid amounts from the Date of Termination); (iv) immediate vesting of all stock options and/or time-based restricted stock units granted through the Date of Termination, regardless of the provisions of any other agreement; (v) the Accrued Bonus, payable at the same time as annual bonuses for such performance period are paid to similarly situated employees, (vi) the right to continue to vest in a pro-rata portion of the Performance Award that is unvested as of the date of termination determined based on the Pro-Rata

Performance Ratio (as defined below) and (vii) in the event of a Qualified Retirement only, the right to continue to vest in a pro-rata portion of any PSUs (excluding the Performance Award) that are unvested as of the date of termination determined based on the Pro-Rata Performance Ratio (as defined below) or such other more favorable treatment for Executive as may be provided under the equity award agreement, grant notice or equity rules applicable to such PSU. For purposes of this Section 10(b), the “Pro-Rata Performance Ratio” shall be the product of (A) the number of PSUs that would have become vested had the Executive remained employed through the end of the applicable performance period(s) and based on actual performance results for such performance period(s) and (B) the ratio of (I) the number of days elapsed during the applicable performance period(s) up to and including the Date of Termination (plus, in the case of the Performance Award only, 365 additional days; provided, that in no case shall such total number of days exceed the total number of days in the applicable performance period) to (II) the total number of days in the applicable performance period. For the avoidance of doubt and notwithstanding anything in any other agreement or policy to the contrary (including, without limitation, the Ancillary Documents and the Company’s Rules, Policies and Procedures for Equity Awards Granted to Employees), the Performance Award shall not receive any additional vesting acceleration or be eligible to continue vesting following Executive’s Date of Termination other than as provided in this Section 10(b) or in the Change in Control Severance Agreement.

c.For any termination other than those listed in Section 10.a.-b. and g., Executive shall receive only the Accrued Benefits.

d.Upon termination for any reason, Executive (i) shall provide reasonable cooperation to Company at Company’s expense in winding up Executive’s work for Company and transferring that work to other individuals as designated by Company and (ii) shall reasonably cooperate with Company in any investigation or litigation/future investigation or litigation as requested by Company. Any such cooperation shall be subject to Executive’s business and personal commitments and shall not require Executive to cooperate against his own legal interests. Company shall reimburse Executive for all reasonable expenses incurred in such cooperation (including travel expenses at the levels utilized by Executive during his employment and legal expenses incurred if Executive reasonably believes independent counsel to be appropriate).

e.To be eligible for any payments under this Section beyond the Accrued Benefits, Executive must (i) execute and deliver to Company a final and complete release in the form attached as Exhibit B hereto which is nonrevocable within 45 days following the Date of Termination, and (ii) be in compliance in all material respects with this Agreement and each of the Ancillary Agreements, provided, that, any noncompliance may be cured within 30 days after written notice from the Company of the noncompliance.

f.In connection with any severance payments under Section 10.b., Executive shall have no duty to mitigate his damages by seeking other employment, and Company shall not be entitled to set off against amounts payable hereunder any compensation that he may receive from future employment.

g.In the event of a Qualifying Termination under Executive’s separate Change In Control Severance Agreement, the provisions of that separate agreement shall apply and the Executive will not be entitled to any severance payments under Section 10 of this Agreement.

h.For the avoidance of doubt, Executive’s severance benefits under this Section 10 and the Change In Control Severance Agreement shall be exclusive and Executive shall not be eligible to receive any severance benefits under any other Company severance plan or policy, including, without limitation, the Amended and Restated Compass Minerals International, Inc. Executive Severance Plan.

11.Compliance with Section 409A. To the extent applicable, this Agreement shall be interpreted, construed, and administered in conformity with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) and the regulations and other guidance issued thereunder, including the applicable exemptions. In the event that any payment or distribution to be made hereunder constitutes “deferred compensation” subject to Section 409A and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive’s employment (or, if earlier, the date of Executive’s death). Payments to which a specified employee would otherwise be entitled during the first six months following the Date of Termination shall be accumulated and paid on the first date of the seventh month following the Date of Termination. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. Notwithstanding any provision in this Agreement to the contrary, (x) Executive shall have no right to determine, directly or indirectly, the year of any payment subject to Section 409A; (y) if Executive does not sign the release required by Section 10(e) of this Agreement within the release consideration period or revokes the release before it become effective, Executive shall forfeit any right to the payments; and (z) if the release consideration period begins in one taxable year and ends in a second taxable year, any payments that would have been made in the first taxable year shall be made in the second taxable year to the extent required by Section 409A and the regulations and guidance issued thereunder. Finally, any installment payments under this Agreement shall be treated as a separate payment for purposes of Section 409A. In the event that the parties reasonably agree that this Agreement or the payments under this Agreement do not comply with Section 409A, the parties shall cooperate to modify this Agreement to comply with Section 409A while endeavoring to maintain its economic intent.

12.Resolution of Disputes.

a.Any dispute or claim arising out of or relating to this Agreement (except those for alleged breach of the Restrictive Covenant Agreement and/or Confidentiality Agreement) or any termination of Executive’s employment, shall be settled by final and binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

b.The fees and expenses of the arbitration panel shall be borne by Company.

c.Either party may elect to have any dispute governed by this Section 12 to be resolved by a panel of three arbitrators, and the party electing same shall bear any additional costs resulting from such selection, the provisions of Section 12.b. notwithstanding.

13.Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received when (i) hand-delivered, (ii) 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid; (iii) 1 day after deposit in overnight express mail; or (iv) 1 day after email is sent addressed as follows:

If to Executive:	Kevin S. Crutchfield
Last address in Company’s records

If to Company:	Compass Minerals International, Inc.
9900 West 109th Street
Overland Park, KS 66210
Attention: Chief Legal and Administrative Officer and Corporate Secretary legal@compassminerals.com

Either party may change its address for notice by giving notice in accordance with the terms of this Section 13.

14.Clawback Policy. Executive acknowledges and agrees that Company has adopted a Compensation Clawback Policy and that he shall take all action necessary or appropriate to comply with such policy, or any successor policy thereto (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

15.Code of Ethics; Fiduciary Duties. Executive acknowledges and agrees that Company has adopted a Code of Ethics and Business Conduct (“Code of Ethics”) and that he shall take all action necessary or appropriate to comply with such Code of Ethics, or any successor Code of Ethics thereto (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy). Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the reasonable best interests of Company and to do no material bad faith act that would, directly or indirectly, injure any the Company’s business, interests or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest would materially and adversely affect the Company, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to the Company, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue.

16.Section 280G.

a.Notwithstanding anything herein or in the Change in Control Severance Agreement to the contrary, in the event that Company’s then current independent registered public accounting firm or another accounting or similar firm selected by the Company, subject to Executive’s approval which shall not be unreasonably withheld (the “Accounting Firm”), shall determine that any payment or distribution of any type to or for Executive’s benefit made by Company, by any of its affiliates, by any person who acquires ownership or effective control of Company or ownership of a substantial portion of Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Change in Control Severance Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in Executive retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) a larger amount as a result of such reduction than Executive would receive, on a similar after tax basis, if Executive received all of the Total Payments. If the Accounting Firm determines that Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Executive may elect, at his option, to retain all of the Total Payments. If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Executive and Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify Executive and Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 16 shall be binding on Executive and Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. Company shall bear all costs, fees and expenses of the Accounting Firm.

b.To the extent requested by Executive, Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by Executive (including

Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

c.If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that Executive’s Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 16, Executive and Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 16, provided, however, that in no event shall such a correction be made if doing so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

17.General Provisions.

a.Governing Law and Consent to Jurisdiction. Interpretation and/or enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary.

b.Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, and enforceable.

c.Construction of Agreement. This Agreement and the agreements attached hereto or referenced herein (including but not limited to the Restrictive Covenant Agreement, the Change in Control Severance Agreement and the Confidentiality Agreement) set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including, without limitation, the Prior Agreement. Except as expressly provided herein, in the event of any conflict between this Agreement and the Ancillary Agreements, this Agreement shall govern. No terms, conditions, or warranties (other than those contained herein), and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. This Agreement shall not be strictly construed against either party.

d.Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns. This Agreement may not be assigned by Executive, but may be assigned by Company to any person or entity that succeeds to the ownership or operation of the business in which Executive is primarily employed by Company.

e.Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f.Titles. Titles of the Sections herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, Section, or provision of this Agreement.

g.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

h.Indemnification. Company shall indemnify Executive in accordance with its policies and practices for Officers and Directors and Executive has entered into an indemnification agreement in the Company’s standard form. Further, Company shall ensure that Executive is covered by its directors and officers liability insurance policy to the same extent as any other Director or Officer, as applicable.

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IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:	ON BEHALF OF COMPANY:

/s/ Kevin S. Crutchfield	By:	/s/ Paul S. Williams
Kevin S. Crutchfield		Paul S. Williams, Director, Chair of Compensation Committee

[Amended and Restated Employment Agreement Signature Page]

EXHIBIT A

Terms and Conditions of Performance Award

Performance-Based Vesting Conditions: In order for the Performance Award to vest, the Executive must be continuously employed by the Company through May 31, 2025 (the “Vesting Date”) (the “Continuous Service Requirement”).

Assuming the satisfaction of the Continuous Service Requirement, the number of PSUs subject to the Performance Award that will be earned and vest on the Vesting Date shall be determined by application of the Performance Conditions as set forth below, subject to the terms set forth in the Compass Minerals International, Inc. 2020 Incentive Award Plan (as amended, the “Equity Plan”), an award agreement, and this Agreement.

Final determinations regarding the levels of Performance Conditions achieved (and corresponding number of PSUs earned) shall be made by the Compensation Committee of the Board in good faith.

Impact of a Termination of Employment: Except as otherwise provided in the Equity Plan, the applicable award agreement, or this Agreement, upon your termination of employment prior to the Vesting Date, any and all PSUs underlying the Performance Award will be forfeited and cancelled in their entirety.

Performance Conditions: Assuming the satisfaction of the Continuous Service Requirement (subject to any exception under Section 10 of this Agreement), the total number of PSUs that may be earned ranges from zero percent (0%) to three-hundred percent (300%) of the Target PSUs based on the achieved results against the Performance Conditions as set forth in this Exhibit A. The number of PSUs that will be earned and vest on the Vesting Date shall be determined as described below.

Following the conclusion of the Performance Period, the number of earned PSUs, if any, shall be determined by multiplying the number of Target PSUs by the percentage set forth in the chart below (the TSR Factor”), based on the Company’s absolute Total Shareholder Return (as defined below) over the Performance Period.

Annualized Total Shareholder Return Percentage over Performance Period	TSR Factor
Less than 10% (Below Threshold)	0%
Equal to or greater than 10%, but less than 12% (Threshold)	50%
Equal to or greater than 12%, but less than 15% (Target)	100%
Equal to or greater than 15%, but less than 20% (Stretch)	200%
Equal to or greater than 20% (Maximum)	300%

For performance between the Threshold and Target performance levels, between the Target and Stretch performance levels, or between the Stretch and Maximum performance levels, the TSR Factor will be interpolated between the levels on a straight-line basis, rounded up to the nearest whole number of PSUs. Failure to achieve the Threshold performance level will result in no PSUs being earned and no additional PSUs will be earned for performance exceeding the Maximum performance level.

For purposes of this Exhibit A, “Total Shareholder Return (TSR)” means the stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared during the Performance Period (it shall be assumed that such dividends or distributions are reinvested in the common stock of the Company as of the ex-dividend date), expressed as an annualized percentage return and as determined by the Compensation Committee of the Board in its good faith discretion, consistent with the methodology utilized for other Company equity awards incorporating TSR as a performance metric (or as a component of a performance metric) over the same or similar time period, as applicable. TSR will be calculated as follows:

TSR = ((Ending Average + Dividends Paid) – Beginning Average) / Beginning Average

“Beginning Average”: the volume-weighted average closing price of a share of the Company’s common stock for the 30 trading days prior to and including the first day of the Performance Period on the primary stock exchange on which shares of the Company’s common stock were traded.

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“Ending Average”: the volume-weighted average closing price of a share of the Company’s common stock over the 30 trading days prior to and including the last day of the Performance Period on the primary stock exchange on which shares of the Company’s common stock were traded.

“Dividends Paid”: the total of all dividends paid on one share of the Company’s common stock during the Performance Period, provided that the record date occurs during the Performance Period, and provided further that dividends shall be treated as though they are reinvested on the ex-dividend date using the closing price of a share of the Company’s common stock on that day.

With respect to the computation of TSR, Beginning Average and Ending Average, to the extent deemed appropriate by the Compensation Committee of the Board, in its good faith judgment, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the Performance Award and mitigate the impact of any stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company occurring during the Performance Period (or during the applicable 30-day period in determining Beginning Average or Ending Average, as the case may be).

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EXHIBIT B

Final Release and Waiver of Claims

This FINAL RELEASE AND WAIVER OF CLAIMS (this “Agreement”) is by and between Compass Minerals International, Inc. (the “Company”) and Kevin S. Crutchfield (“You” or “Your”) (collectively, the “Parties”).

WHEREAS, You worked for the Company as President and Chief Executive Officer pursuant to the terms of that certain Amended and Restated Employment Agreement dated [ ], 2022, by and between You and the Company (the “Employment Agreement”).

NOW, THEREFORE, the Parties agree as follows:

1.Separation Date and Company Consideration. You acknowledge and agree that Your separation from the Company was effective as of [ , 20XX] (“Separation Date”) and that You have resigned from all of Your director, officer and other positions with the Company and all of its affiliates, effective as of the Separation Date. You acknowledge and agree that the severance payments and benefits that you are entitled to receive in connection with the termination of your employment pursuant to Section 10 of the Employment Agreement are being provided in exchange for the consideration You are providing under this Agreement and will only be payable to You if you execute this Agreement on or following the Separation Date, and this Agreement becomes effective and You do not revoke it.

2.Your Consideration and Release. In exchange for the consideration the Company is providing under the Employment Agreement, You agree as follows:

a.You release and waive, to the maximum extent permitted by law, and without exception, any and all known, unknown, suspected, or unsuspected claims, demands, or causes of action (collectively, “claims”) that as of the date of execution of this Agreement You have or could have against the Company, as well as its past, present and future parents, subsidiaries, affiliates and all other related entities; its and their predecessors, successors and assigns; in their capacities as such, the past, present and future officers, directors, shareholders, trustees, members, employees, attorneys and agents of any of the previously listed entities; any benefits plan maintained by any of the previously listed entities at any time; and the past, present and future sponsors, insurers, trustees, fiduciaries and administrators of such benefit plans (collectively, “Affiliates”). The claims You release and waive include but are not limited to:

(1)    claims related to Your employment and the conclusion of Your employment with the Company or its Affiliates.

(2)    claims under any federal, state, or local constitution, statute, regulation, ordinance, or other legislative or administrative enactment (as amended), including but not limited to:

•The Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981–1988, the Civil Rights Act of 1991, the Equal Pay Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Rehabilitation Act, and the Genetic Information Nondiscrimination Act.

•the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan).

•the Family and Medical Leave Act.

•the Fair Labor Standards Act.

•the Sarbanes-Oxley Act.

•the Occupational Safety and Health Act.

•the Immigration Reform and Control Act.

•the Worker Adjustment and Retraining Notification Act.

•the Fair Credit Reporting Act.

•the Consolidated Omnibus Budget Reconciliation Act (COBRA).

•the National Labor Relations Act.

•the Kansas Act Against Discrimination.

•the Kansas Age Discrimination in Employment Act.

•the Kansas Service Letter Statute.

•the Kansas Workers’ Compensation Act.

•Kansas state wage payment and work hour laws.

(3)    claims for, based on, or related to discrimination, harassment, or retaliation; retaliation for exercising any right or participating or engaging in any protected activity; fraud or misrepresentation; violation of any public policy; workers’ compensation; the payment of compensation, benefits, sick leave, paid time off, or vacation; any bonus, health, stock option, retirement, or benefit plan; tort; contract; and common law.

(4)    claims to recover costs, fees, or other expenses, including attorneys’ fees, incurred in any matter.

Note 1: You are not releasing any claims that You cannot release or waive by law, including but not limited to the right to file a charge with, or participate in an investigation conducted by, any appropriate federal, state or local government agency. Further, nothing in this Agreement should be construed to prohibit You from such filings or participation. You are, however, releasing and waiving Your right, and the right of anyone claiming on Your behalf, to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), Securities and Exchange Commission (“SEC”) or Department of Labor (“DOL”)) pursue any claims on Your behalf. Notwithstanding this Note 1, nothing contained in this Agreement shall impede Your ability to report possible federal securities violations to the SEC and other governmental agencies (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards. You are also not releasing any claims with respect to (a) indemnification or coverage under directors’ and officers’ liability insurance policies with respect to Your actions or inactions during Your employment with the Company; (b) Your rights to vested and accrued benefits under the employee benefit plans of the Company; or (c) Your rights as a stockholder or equity award holder of the Company.

Note 2: You warrant and represent that (1) You have been paid all compensation due and owing through the Effective Date, including minimum wage, overtime, commissions, and bonuses; (2) You have not suffered any workplace injury or illness; (3) You are not aware of any illegal or fraudulent conduct by or on behalf of the Company or its Affiliates; (4) You have not been denied any requested time off or leave of absence or experienced any retaliation for requesting time off or a leave of absence; and (5) You are not aware of any facts that would substantiate a claim that the Company, or any of its Affiliates, has violated Your rights or the rights of any other employee in any way or with regard to any law, including but not limited to the claims You released and waived in this Agreement.

Note 3: Nothing in this Section 2 is intended to limit or restrict (1) Your right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, or (2) Your right to enforce this Agreement or the severance provisions and other surviving provisions of the Employment Agreement.

Note 4: You state that You have, at all times, complied with Your obligation to report any violations of the law or the Company’s Code of Ethics and Business Conduct to a Company Resource (as described in such Code of Ethics and which includes the Company’s ethics hotline) and, as of the date of signature, You are unaware of any violation of law or policy that has not been reported to a Company Resource.

b.You shall reasonably cooperate with the Company and its Affiliates as set forth in Section 10(d) of the Employment Agreement in any ongoing or future investigation or litigation as requested by the Company. The Company shall reimburse You for reasonable and necessary expenses associated with Your cooperation. This requirement does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require You to provide anything other than truthful information in good faith to the best of Your ability.

c.You will not disparage in any way, or make negative comments of any sort, about the Company or its Affiliates, their employees, customers, or vendors, whether orally or in writing, and whether to a third party or to an employee of the Company or its Affiliates. Similarly, the Company will not by official statement, and will instruct its senior officers and members of the Board of Directors of the Company (and use commercially reasonable efforts to ensure compliance with such instruction) not to, disparage in any way or make negative comments of any sort about You or Your employment with the Company, whether orally or in writing and whether to a third party or to an employee of the Company and/or its Affiliates. This prohibition does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require You to provide anything other than truthful information in good faith to the best of Your ability. Similarly, this prohibition does not prohibit the Company or any of the Company Affiliates or any senior officer or member of the Board of Directors of the Company or any of the Company Affiliates from providing truthful testimony or otherwise disclosing information as required by law. Either party may make truthful statements to rebut disparaging statements made by the other party.

d.You agree that You will not, on Your own behalf or on behalf of any other person, file or initiate any civil complaint or suit against the Company or its Affiliates in any forum for any claims waived or released by this Agreement. If You violate this provision by filing such complaint or civil suit, and such filing is found to be a violation, Company shall be entitled to recover and You shall be liable for Company’s reasonable attorneys’ fees, expenses and costs of defending such litigation.

3.Business Records and Your Continuing Obligations. You represent that You have returned to the Company any and all property belonging to the Company, including but not limited to business records and documents relating to any activity of the Company or its Affiliates, files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not and whether in written or electronic form. Notwithstanding the foregoing, You may retain your contacts, calendars and personal correspondence and any other information reasonably needed for Your personal tax return preparation

4.Confidentiality and Restrictive Covenant Agreements.

a.You understand that You remain bound by (i) that certain Confidentiality Agreement dated April 19, 2019 by and between You and the Company (the “Confidentiality Agreement”), (ii) that certain Restrictive Covenant Agreement dated May 15, 2020 by and between You and the Company (the “Restrictive Covenant Agreement”), including the two-year post-termination non-competition and non-solicitation covenants contained therein, and (iii) any other confidentiality, non-competition or non-solicitation agreements You signed during Your employment with the Company. You acknowledge and agree that Your eligibility for the severance payments and benefits under the Employment Agreement is contingent on Your compliance in all material respects with the Confidentiality Agreement and the Restrictive Covenant Agreement.

b.You further understand and agree that the circumstances and/or discussions leading to your separation from the Company are confidential and that you will not disclose such circumstances and discussions to any third-party, other than to Your immediate family members, attorneys, or accountants (provided that any such party to whom you disclose such information makes a promise, for the benefit of the Company, to keep such information confidential). Nothing in this Agreement shall preclude You from disclosing such information to any governmental taxing authorities or as otherwise required by law. Except as otherwise required by law or regulation (including filings), the Company shall not disclose the circumstances and discussions relating to Your separation other than to its attorneys or accountants.

Note: Notwithstanding any other provision of this Agreement, or any other agreement, You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose the Company’s trade secrets to Your attorney and use the trade secret information in a court proceeding so long as You (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to court order.

5.Your Further Agreements and Acknowledgements. You further agree or acknowledge:

a.You have carefully read and fully understand all of the provisions of this Agreement, which is written in a manner You clearly understand.

b.You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance, and have not been coerced, threatened, or intimidated into signing this Agreement.

c.You have 21 days from the Separation Date to consider this Agreement (although You may sign it at any time after the Separation Date, if You wish, in the exercise of Your sole discretion). You may accept this Agreement by signing and returning the signed copy so that it is received by the Company (c/o Chief Legal Officer at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail (legal@compassminerals.com) within the 21-day period after the Separation Date.

d.that further revisions or changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

e.the Company advises You to consult with independent legal counsel regarding this Agreement.

f.the Company advises You to consult with an independent financial advisor regarding the tax treatment of any payments or benefits under this Agreement.

g.You may revoke this Agreement within 7 calendar days after You sign it by providing written revocation, during that time, to the Company (c/o Chief Legal Officer at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail [(legal@compassminerals.com)] within the 7-day revocation period.

h.this Agreement shall be effective and enforceable on the 8th calendar day following the date You execute it, provided You do not earlier revoke it (the “Effective Date”).

i.You agree that You are not entitled for any reason, or under any other agreement with the Company or its Affiliates (other than equity award agreements or employee benefit plans), to receive any consideration other than, or in addition to, that which You are receiving under the Employment Agreement.

j.neither the Company nor its Affiliates has made any representations or warranties to You regarding this Agreement, including the tax treatment of any payments or benefits under this Agreement, and neither the Company nor its Affiliates shall be liable for any taxes, interest, penalties, or other amounts owed by You.

k.You hereby represent to the Company that You are not a Medicare beneficiary, and no conditional payments have been made by Medicare to or on behalf of You, as of the date You executed this Agreement. You agree to indemnify, defend, and hold harmless the Company and its Affiliates from any Medicare-related claims, including but not limited to any liens, conditional payments, rights to payment, multiple damages, or attorneys’ fees.

6.The Parties’ Additional Agreements and Acknowledgements. The Parties further agree and acknowledge:

a.neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company’s Affiliates, the existence of which liability the Parties expressly deny.

b.except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company.

c.this Agreement shall be construed in accordance with the laws of the State of Kansas, the federal and state courts of which shall have exclusive jurisdiction over all actions related to this Agreement.

d.this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement, and a signed copy of this Agreement delivered by facsimile, pdf, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original.

e.neither of the Parties is relying on any representation not contained herein; the Parties shall be considered joint authors in the event of any dispute concerning this Agreement, and no provision shall be interpreted against any of the Parties because of alleged authorship; this Agreement shall not be strictly construed by or against You, the Company, or any of the Company’s Affiliates; and the Parties’ intent is that this Agreement shall be interpreted as reasonable and so as to enforce the Parties’ intent and to preserve this Agreement’s purpose.

f.this Agreement is binding on, and inures to the benefit of, the Company’s successors and assigns and Your heirs, agents, executors, successors and assigns.

g.that the Company may assign this Agreement, including but not limited to successors to its business, and including but not limited to Your releases and waivers, Your additional agreements or prohibitions, and any other confidentiality or restrictive covenant obligations or agreements signed by You.

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SIGNATURE PAGE

I have fully and carefully read and considered this Agreement and acknowledge that I understand it. I am signing this Agreement voluntarily with full knowledge I am waiving my legal rights and that I will be bound by all agreements, representations, and acknowledgements set forth herein:

Date: ______________
Kevin S. Crutchfield

COMPASS MINERALS INTERNATIONAL, INC.

Date: ______________	By:
Name:
Title: